Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related Prospectus of QIAGEN N.V. for the registration of 1,000,000 shares of its common stock and to the incorporation of our report dated March 31, 2007 (except as to Note 15 to the financial statements, which is as of April 12, 2007), with respect to the consolidated balance sheet of eGene, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005.

/S/ MANTYLA MCREYNOLDS LLC

Salt Lake City, Utah
May 10, 2007